State of Delaware
Secretary of State
Division of Corporations
Delivered 04:35 PM 07/27/2009
FILED 04:35 PM 07/27/2009
SRV 090730632 - 4443333 FILE

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of BELL PLANTATION HOLDINGS, INC.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered I so that, as amended, said Article shall be and read as follows: The name of the corporation is "BELL RESEARCH COMPANIES, INC." (the "Corporation").

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27TH day of July, 2009.

By: J.C. BELL

Title:

Name: J C Bell